Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Brent Bruun 401-845-8194 bbruun@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Fourth Quarter and Full Year 2020 Results

MIDDLETOWN, RI, March 2, 2021 — KVH Industries, Inc., (Nasdaq: KVHI), a leading provider of innovative, technology-driven connectivity and navigation solutions, today reported financial results for the fourth quarter and full year ended December 31, 2020. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Fourth Quarter 2020 Highlights

•Total revenues from continuing operations increased by 4% year-over-year to $44.1 million.

•Revenues for AgilePlans, our all-inclusive Connectivity as a Service program for the commercial maritime sector, were up more than 53% compared to the fourth quarter of 2019.

•AgilePlans amounted to 73% of total commercial maritime mini-VSAT Broadband shipments, and 58% of the total mini-VSAT Broadband shipments for the quarter. AgilePlans now represent 38% of our mini-VSAT Broadband subscriber base.

•Our mini-VSAT Broadband airtime revenue increased $1.2 million to $20.3 million, or 6% year-over-year, driven primarily by a 4% increase in subscribers.

•TACNAV product sales increased $3.7 million to $7.2 million in the fourth quarter of 2020 compared to the fourth quarter of 2019, and fiber optic gyro (FOG) product and OEM product sales decreased $1.3 million, or 17%, in the fourth quarter of 2020 compared to the fourth quarter of 2019.

•We recorded an aggregate impairment charge of $10.5 million to goodwill and intangible assets for our KVH Media Group reporting unit, which has been particularly impacted due to the global reduction in travel resulting from the pandemic.

•Taking into account the impact of this $10.5 million goodwill and intangible asset impairment charge, net loss from continuing operations in the fourth quarter of 2020 was $11.6 million, or $0.65 per share, compared to a net loss of $2.9 million, or $0.17 per share, in the fourth quarter of 2019.

•Non-GAAP net income from continuing operations in the fourth quarter of 2020 was $1.3 million, or $0.07 per share, compared to a net loss of $0.5 million, or $0.03 per share, in the fourth quarter of 2019.

•Non-GAAP adjusted EBITDA from continuing operations in the fourth quarter of 2020 was $3.5 million, compared to $0.7 million in the fourth quarter of 2019.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s chief executive officer, said “Like many businesses around the world, we continued to face challenges from the pandemic, but ended our year positively, reporting overall revenue growth and an increase in adjusted EBITDA for the fourth quarter. I am proud of our team’s ability to continue to deliver value for our customers. Our revenues grew 4%, despite the headwinds related to the pandemic, particularly in our Media group as a result of the ongoing shutdown of cruise ship operations, and our adjusted EBITDA increased to $3.5 million. Our continued focus on cost containment, combined with healthy TACNAV revenues and temporary savings from pandemic-related restrictions, allowed us to report one of the strongest fourth quarter results from continuing operations in the past five years. For the full year, although we reported an increase in GAAP net loss of $5.9 million, which was largely attributable to the $10.5 million non-cash impairment charge, we reported an increase in adjusted EBITDA of more than $7.0 million compared to last year. Against the backdrop of global economic uncertainty, we are pleased with our overall financial results for the year and with the positive momentum we are carrying into the first quarter of 2021.

“In addition to our solid financial results, we continued to make progress on our key initiatives this year. We commercialized our photonic integrated chip technology for use across our FOG products. KVH Watch, our IoT Connectivity as a Service solution, has developed a growing ecosystem of Watch Solution Partners, and our AgilePlans program continues to excel, with record VSAT shipments and steady airtime revenue growth. Our HTS network now serves a majority of our total subscriber base and we are working to convert the remainder of our legacy customers to this new network by the end of 2021. We continue to invest in longer term opportunities as well, including the autonomous everything market where our new PIC-based gyros offer needed precision at a competitive price. We believe these are the initiatives that will fuel our growth in 2021 and beyond, and we are confident that the progress we are making now will deliver sustainable, long-term value to our shareholders. While there remains significant uncertainty in our markets, we expect the trends we saw in the fourth quarter to continue. Assuming that the pandemic continues to recede, and we see a return to more normal consumer behavior starting in July, we expect the second half of the year to show stronger growth in both of our markets. As a result, we anticipate full year revenues to increase by mid-to high single digits on an annual basis and adjusted EBITDA to grow at a faster rate than revenue for the full year.”

The company has classified the results of the Videotel business sold in 2019 as a discontinued operation and therefore Videotel is excluded from the segment information below.

The company operates in two segments, mobile connectivity and inertial navigation. In the fourth quarter of 2020, net sales for the mobile connectivity segment remained flat compared to the fourth quarter of 2019. mini-VSAT Broadband airtime revenue increased by $1.2 million. The increase was offset primarily by a $0.7 million decrease in our content service sales and a $0.2 million decrease in mobile connectivity product sales. In the fourth quarter of 2020, net sales for our inertial navigation segment increased by $1.7 million, or 13%, compared to the fourth quarter of 2019. Inertial navigation sales increased primarily due to a $3.7 million increase in TACNAV product sales. This increase was offset in part by a $1.3 million decrease in FOG and OEM product sales and a $0.9 million decrease in contracted engineering revenue.

Financial Highlights - From Continuing Operations (in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
GAAP Results
Revenue	$44.1	$42.5	$158.7	$157.9
Net loss	$(11.6)	$(2.9)	$(21.9)	$(16.0)
Net loss per share	$(0.65)	$(0.17)	$(1.24)	$(0.92)

Non-GAAP Results
Net income (loss)	$1.3	$(0.5)	$(3.5)	$(8.2)
Net income (loss) per share	$0.07	$(0.03)	$(0.20)	$(0.47)
Adjusted EBITDA	$3.5	$0.7	$3.1	$(4.2)
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.

Fourth Quarter Financial Summary
Revenue was $44.1 million for the fourth quarter of 2020, an increase of 4% compared to $42.5 million in the fourth quarter of 2019.
Product revenues for the fourth quarter of 2020 were $20.9 million, an increase of 12% compared to the prior year quarter, primarily due to a $2.4 million increase in inertial navigation product sales, partially offset by a $0.2 million decrease in mobile connectivity product sales. Inertial navigation product sales increased primarily as a result of a $3.7 million increase in TACNAV product sales, which was partially offset by a $1.3 million decrease in FOG and OEM product sales. The decrease in mobile connectivity product sales was primarily due to a $0.3 million decrease in TracVision product sales and a $0.2 million decrease in land mobile product sales. The decrease in TracVision and land mobile product sales was primarily due to a decline in leisure sales. These decreases were partially offset by a $0.2 million increase in mini-VSAT Broadband products and accessories sales.
Service revenues for the fourth quarter of 2020 were $23.2 million, a decrease of 2% compared to the fourth quarter of 2019, primarily due to a $0.8 million decrease in inertial navigation service sales. Inertial navigation service sales decreased primarily due to lower contract engineering service revenue. This was partially offset by a $0.2 million increase in mobile connectivity service sales. Mobile connectivity service sales increased primarily due to a $1.2 million increase in our mini-VSAT Broadband service sales, which resulted in part from a 4% increase in subscribers, primarily as a result of AgilePlans. Partially offsetting this increase was a $0.7 million decrease in our content service sales.
Primarily as a result of the impairment charges for our KVH Media business unit of $10.5 million, our operating expenses increased $9.2 million to $28.4 million for the fourth quarter of 2020 compared to $19.2 million for the fourth quarter of 2019. This increase was partially offset by a $0.5 million decrease in marketing expenses, a $0.5 million decrease in warranty expense and a $0.4 million decrease in travel expenses.

Full Year Financial Summary

Revenue was $158.7 million for the year ended December 31, 2020, an increase of 1% compared to $157.9 million for the year ended December 31, 2019.

Product revenues for the year ended December 31, 2020 were $64.6 million, an increase of 4% compared to the year ended December 31, 2019, which resulted primarily from an increase of $6.5 million in inertial navigation product sales, partially offset by a decrease in mobile connectivity product sales of $3.8 million. The increase in inertial navigation product sales was due to a $6.1 million increase in TACNAV product sales and a $0.3 million increase in FOG and OEM product sales. The decrease in mobile connectivity product sales was due to a $3.0 million decrease in marine mobile connectivity product sales, which was primarily driven by a decrease in TracVision product sales. In addition, there was a $0.8 million decrease in land mobile product sales. The decrease in TracVision and land mobile product sales was primarily due to a decline in leisure sales.

Service revenues for the year ended December 31, 2020 were $94.1 million, a decrease of 2% compared to the year ended December 31, 2019 primarily due to a decrease of $3.1 million in inertial navigation service sales, partially offset by an increase in mobile connectivity service sales of $1.2 million. The decrease in inertial navigation service sales was due to a decrease in our contract engineering service revenue. The increase in mobile connectivity service sales was primarily due to a $5.0 million increase in our mini-VSAT Broadband service sales, which resulted in part from a 4% increase in subscribers, primarily as a result of AgilePlans, and a $0.9 million one-time amount relating to a favorable resolution of a contractual matter with a particular customer. Partially offsetting this increase was a $2.7 million decrease in content service sales, a $0.7 million decrease in our contract engineering service revenue and a $0.4 million decrease in service repair revenue.

Primarily as a result of the impairment charges for our KVH Media business unit of $10.5 million, our operating expenses increased $5.7 million to $80.5 million in the year ended December 31, 2020 compared to $74.8 million in the year ended December 31, 2019. This increase was partially offset by a $1.6 million decrease in travel expense, a $1.1 million decrease in warranty expense, a $1.0 million decrease in marketing expense and a $0.9 million decrease in salaries and employee benefits. A portion of these cost savings were attributable to pandemic-related travel restrictions and other measures, and we expect that these expenses will begin to normalize as the pandemic recovery progresses.

Other Recent Announcements

•KVH Partners with TechBinder for KVH Watch Maritime IoT Solution.

•KVH Partners with GreenSteam for KVH Watch Maritime IoT Solution.

•KVH Partners with Kilo Marine for KVH Watch Maritime IoT Solution.

•KVH Partners with ioCurrents for KVH Watch Maritime IoT Solution.

•KVH Partners with TMS Maritime Solutions for KVH Watch Maritime IoT Solution.

•KVH Expands Maritime Network Coverage for Hudson Bay and North Atlantic.

•Furuno Offers KVH AgilePlans Maritime VSAT Connectivity in Japan.

Please review the corresponding press releases for more details regarding these developments.
Conference Call Details
KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information, which may include constant-currency revenue, non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

•Non-GAAP net income (loss) and diluted EPS exclude amortization of intangibles, stock-based compensation expense, goodwill impairment charge, intangible asset impairment charge, transaction-related and other non-recurring legal fees, non-recurring inventory reserve, other non-recurring costs, foreign exchange transaction gains and losses, the tax effect of the foregoing and certain discrete tax charges, including changes in our valuation allowance and other tax adjustments.
•Non-GAAP adjusted EBITDA represents net income (loss) before interest income, net, income taxes, depreciation, amortization, stock-based compensation expense, goodwill impairment charge, intangible asset impairment charge, transaction-related and other non-recurring legal fees, non-recurring inventory reserves, other non-recurring costs and foreign exchange transaction gains and losses.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because non-GAAP financial measures exclude the effect of items that increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.

KVH Industries, Inc., (Nasdaq: KVHI), is a global leader in mobile connectivity and inertial navigation systems, with innovative technology designed to enable a mobile world. A market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plans, our development goals, our anticipated revenue and earnings, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the adverse impact of the COVID-19 pandemic, as well as governmental, business and other responses thereto and any resulting economic slowdown, on our revenues, results of operations and financial condition, which could be material (particularly for our media and other travel-related businesses); adverse changes in our business, prospects, financial condition or results of operations that may necessitate staffing or compensation reductions beyond those contemplated by the loan forgiveness provisions of the paycheck protection program (PPP), as a result of which we may not be entitled to any forgiveness; possible SBA determination that all or a portion of our PPP loan is not eligible for forgiveness; unanticipated changes or disruptions in our markets; increased competition; technological breakthroughs by competitors; changes in customer priorities or preferences; potential customer terminations; unanticipated liabilities; the potential that competitors will design around or invalidate our intellectual property rights; a history and expectation of continuing losses as we increase investments in various initiatives; continued fluctuations in quarterly results; the uncertain duration of the initial adverse impact on our overall revenues of our AgilePlans and KVH Watch, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; potential delays in the development of a market for our IoT services; the need to develop an ecosystem of applications for our new IoT services; higher costs arising from maintaining both the HTS network and our legacy network; potential challenges or delays in the transition of customers from our legacy network to our HTS network, which could result in a material loss of revenue; costs arising from the termination of our legacy network; the uncertain impact of federal budget deficits, Congressional deadlock and the change in administration; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; unanticipated obstacles in our photonic chip and other product and service development, cost engineering and manufacturing efforts; delays in anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur; adverse impacts of currency fluctuations; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; exposure for potential intellectual property infringement; changes in tax and accounting requirements or assessments; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 29, 2020. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, TACNAV, YOURlink, KVH Watch, mini-VSAT Broadband, and AgilePlans. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Sales:
Product	$20,926	$18,713	$64,619	$61,925
Service	23,201	23,763	94,114	95,968
Net sales	44,127	42,476	158,733	157,893
Costs and expenses:
Costs of product sales	11,996	11,131	41,608	42,887
Costs of service sales	15,069	15,475	59,517	61,256
Research and development	4,098	3,933	15,799	15,926
Sales, marketing and support	7,385	8,734	29,811	33,434
General and administrative	6,439	6,528	24,445	25,486
Goodwill impairment charge	8,732	—	8,732	—
Intangible asset impairment charge	1,758	—	1,758	—
Total costs and expenses	55,477	45,801	181,670	178,989
Loss from operations	(11,350)	(3,325)	(22,937)	(21,096)
Interest income	237	377	996	2,003
Interest expense	9	4	18	1,020
Other (expense) income, net	(778)	(821)	193	101
Loss from continuing operations before income tax (benefit) expense	(11,900)	(3,773)	(21,766)	(20,012)
Income tax (benefit) expense	(263)	(863)	174	(4,003)
Net loss from continuing operations	$(11,637)	$(2,910)	$(21,940)	$(16,009)

(Loss) income from discontinued operations, net of tax	—	(573)	—	49,264
Net (loss) income	$(11,637)	$(3,483)	$(21,940)	$33,255

Net loss from continuing operations per common share:
Basic and diluted	$(0.65)	$(0.17)	$(1.24)	$(0.92)
Net (loss) income from discontinued operations per common share:
Basic and diluted	$0.00	$(0.03)	$0.00	$2.82
Net (loss) income per common share
Basic and diluted	$(0.65)	$(0.20)	$(1.24)	$1.90
Weighted average number of common shares outstanding:
Basic and diluted	17,772	17,548	17,669	17,459

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Cash, cash equivalents and marketable securities	$37,719	$48,272
Accounts receivable, net	33,687	32,891
Inventories, net	24,674	23,465
Other current assets and contract assets	4,980	4,646
Total current assets	101,060	109,274
Property and equipment, net	56,273	53,584
Goodwill	6,592	15,408
Intangible assets, net	2,254	4,943
Right of use assets	6,893	6,286
Other non-current assets and contract assets	10,446	9,851
Deferred income tax asset	73	45
Total assets	$183,591	$199,391
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$27,525	$31,116
Contract liabilities	4,445	4,443
Current portion of long-term debt	4,992	—
Current operating lease liability	3,826	2,831
Total current liabilities	40,788	38,390
Other long-term liabilities	674	1,292
Long-term operating lease liability	3,204	3,482
Long-term contract liabilities	4,688	5,476
Deferred income tax liability	418	762
Long-term debt, excluding current portion	1,935	—
Stockholders’ equity	131,884	149,989
Total liabilities and stockholders’ equity	$183,591	$199,391

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS
TO NON-GAAP NET INCOME (LOSS) FROM CONTINUING OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Net loss from continuing operations - GAAP	$(11,637)	$(2,910)	$(21,940)	$(16,009)
Amortization of intangibles	264	248	1,004	980
Stock-based compensation expense	1,003	1,140	3,462	4,159
Goodwill impairment charge	8,732	—	8,732	—
Intangible asset impairment charge	1,758	—	1,758	—
Transaction-related and other non-recurring legal fees	—	—	201	224
Non-recurring inventory reserve	—	122	—	2,259
Other non-recurring costs	—	—	—	216
Foreign exchange transaction loss	707	988	48	181
Tax effect on the foregoing	(736)	(502)	(1,270)	(1,664)
Change in valuation allowance and other tax adjustments (a)	1,226	456	4,513	1,504
Net income (loss) from continuing operations - Non-GAAP	$1,317	$(458)	$(3,492)	$(8,150)

Net income (loss) from continuing operations per common share - Non-GAAP
Basic	$0.07	$(0.03)	$(0.20)	$(0.47)
Diluted	$0.07	$(0.03)	$(0.20)	$(0.47)

Weighted average number of common shares outstanding
Basic	17,772	17,548	17,669	17,459
Diluted	17,972	17,548	17,669	17,459

(a)Represents a change in the valuation allowance on current year United States net operating losses, research and development tax credits and uncertain tax position adjustments.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(in thousands, unaudited)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
GAAP net loss from continuing operations	$(11,637)	$(2,910)	$(21,940)	$(16,009)
Income tax (benefit) expense	(263)	(863)	174	(4,003)
Interest income, net	(228)	(373)	(978)	(983)
Depreciation and amortization	3,386	2,594	11,663	9,778
Non-GAAP EBITDA	(8,742)	(1,552)	(11,081)	(11,217)
Stock-based compensation expense	1,003	1,140	3,462	4,159
Goodwill impairment charge	8,732	—	8,732	—
Intangible asset impairment charge	1,758	—	1,758	—
Non-recurring inventory reserve	—	122	—	2,259
Transaction-related and other non-recurring legal fees	—	—	201	224
Other non-recurring costs	—	—	—	216
Foreign exchange transaction loss	707	988	48	181
Non-GAAP adjusted EBITDA from continuing operations	$3,458	$698	$3,120	$(4,178)

KVH INDUSTRIES, INC. AND SUBSIDIARIES
REVENUE AND OPERATING INCOME (LOSS) BY SEGMENT FROM CONTINUING OPERATIONS
(in millions except for percentages, unaudited)

Segment Net Sales	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Mobile connectivity sales
Product	$7.3	$7.6	$27.9	$31.6
Service	22.6	22.4	91.6	90.4
Net sales	$29.9	$30.0	$119.5	$122.0

Inertial navigation sales
Product	$13.6	$11.1	$36.8	$30.3
Service	0.6	1.4	2.5	5.6
Net sales	$14.2	$12.5	$39.3	$35.9

Operating (Loss) Income	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Mobile connectivity	$(10.6)	$(1.5)	$(10.1)	$(5.6)
Inertial navigation	4.1	3.0	4.8	3.0
	(6.5)	1.5	(5.3)	(2.6)
Unallocated	(4.8)	(4.8)	(17.7)	(18.5)
Loss from operations	$(11.3)	$(3.3)	$(23.0)	$(21.1)

(1) Mobile connectivity loss from operations for the fourth quarter of 2020 includes a $10.5 million goodwill and intangible asset impairment charge.

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(percentage of total revenue)		(percentage of total revenue)
Mobile Connectivity Revenue Components
Product sales	17%	18%	18%	20%
mini-VSAT Broadband airtime	46%	45%	51%	48%
Content service	4%	6%	5%	6%
Inertial Navigation Revenue Components
FOG-based products	14%	18%	16%	16%
Tactical navigation products	16%	8%	7%	3%